UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 21, 2005

GARTNER, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902-7700
(Address of Principal Executive Offices, including Zip Code)
(203) 316-1111
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
On December 21, 2005, the Compensation Committee of Gartner’s Board of Directors approved the Gartner, Inc. Deferred Compensation Plan (the “New Plan”) in connection with the implementation of Section 409A of the Internal Revenue Code. The New Plan is effective as of January 1, 2005, and replaces our prior Management Deferred Compensation Plan (the “Prior Plan”) which is frozen as to new contributions effective as of December 31, 2004. The Prior Plan will be operated in accordance with certain grandfathering provisions under Section 409A and applicable guidance thereunder.
The New Plan replaces the Prior Plan and provides for substantially the same benefits as the Prior Plan,. The purpose of the New Plan is to allow a select group of management or highly-compensated employees to defer payment of their compensation until a later date. The New Plan also provides that Gartner may match certain specified contributions by certain participants in the New Plan each year. In general, a participant’s account will be paid on the earlier of the January 1 or July 1 that is at least six months following the date of the participant’s termination of employment or at an earlier specified time chosen pursuant to the election of the participant, subject to certain restrictions. The New Plan is intended to comply, both in form and operation, with Section 409A and applicable guidance thereunder.
The Plan will be administered by the Compensation Committee of Gartner’s Board of Directors.
The descriptions set forth above do not purport to be complete and are qualified in their entirety by reference to the full text of the New Plan attached hereto as Exhibit 10.1 which is incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits

EXHIBIT NO.	DESCRIPTION
10.1	Gartner, Inc. Deferred Compensation Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.
Date: December 22, 2005	By:	/s/ Christopher Lafond
Christopher Lafond
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Gartner, Inc. Deferred Compensation Plan